Exhibit 99.1

Contact:	Jake Elguicze Treasurer and Vice President, Investor Relations 610-948-2836

Teleflex Incorporated Hosts Analyst & Investor Day
Reaffirms 2018 Guidance and Provides 3-Year Financial Goals and Objectives

Wayne, PA -- (BUSINESS WIRE) -- May 11, 2018 -- Teleflex Incorporated (NYSE: TFX), a leading global provider of medical devices, will provide an update on its business and address its 3-year business growth strategy and financial goals during its 2018 Analyst & Investor Day today in New York City. A live webcast of the event presentations will begin at 9:00 a.m. ET and the accompanying presentation materials will be available at that time on the Company’s web site at www.teleflex.com.

“Teleflex is pleased to provide our 3-year growth strategy and share an in-depth update on the key aspects of our business that we believe will be instrumental to our operating and financial performance over this period,” said Liam Kelly, President and Chief Executive Officer. “With a large global infrastructure, strong competitive positions in promising medical specialty markets and a strategic focus on offering solutions that address major healthcare challenges around the world, the Company is well-positioned to capitalize on the many growth opportunities that are currently emerging within our marketplace.”

Mr. Kelly continued, “Building on this foundation, we will continue to pursue business optimization opportunities that drive non-revenue dependent margin improvements and target acquisition candidates that complement our existing business, have differentiated products and can strengthen our financial profile. We expect our 3-year growth strategy to accelerate the Company’s organic growth, deliver gross and operating margin expansion and generate strong free cash flows.”

2018 OUTLOOK

The Company reaffirms its previously provided financial guidance for 2018:

•
On a GAAP basis, revenues in 2018 are expected to increase 15% to 16% over the prior year, reflecting the anticipated 3% favorable impact of foreign currency exchange rate fluctuations. On a constant currency basis, the Company estimates that revenues for full year 2018 will increase 12% to 13%.

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The Company expects full year 2018 GAAP diluted earnings per share from continuing operations to be between $5.45 and $5.55, representing an increase of 63.7% to 66.7% over 2017. The Company expects adjusted diluted earnings per share from continuing operations to be between $9.70 and $9.90 for full year

2018, representing an increase of 15.5% to 17.9% over 2017, reflecting the Company’s expectation of an approximately 5% positive impact from foreign currency exchange rate fluctuations.

3-YEAR FINANCIAL GOALS AND OBJECTIVES

•	Average organic constant currency revenue growth of between 6% and 7% from 2019 through 2021

•	Adjusted gross margin of between 60% and 61% by 2021

•	Adjusted operating margin of between 30% and 31% by 2021

•	Average adjusted tax rate of between 16% and 17.5% from 2019 through 2021

•	Average free cash flow generation of between $500 million and $550 million from 2019 through 2021

FORECASTED 2018 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

2018 GAAP revenue growth	15%	16%

Estimated impact of foreign currency exchange rate fluctuations	(3)%	(3)%

2018 constant currency revenue growth	12%	13%

FORECASTED 2018 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

GAAP diluted earnings per share attributable to common shareholders	$5.45	$5.55

Restructuring, restructuring related and impairment items, net of tax	$1.51	$1.55

Acquisition, integration and divestiture related items, net of tax	$0.26	$0.28

Other items, net of tax	$0.01	$0.02

Intangible amortization expense, net of tax	$2.47	$2.50

Adjusted diluted earnings per share	$9.70	$9.90

FORECASTED 2019 THROUGH 2021 AVERAGE ANNUAL FREE CASH FLOW GENERATION
Dollars in Millions

	Low	High

Forecasted net cash provided by operating activities from continuing operations	$590	$620

Forecasted capital expenditures	$90	$70

Forecasted Free Cash Flow	$500	$550

ANALYST & INVESTOR DAY WEBCAST

The live webcast of the 2018 Investor & Analyst Day presentations, including slide presentations, will be available on the Company’s website: www.teleflex.com. A replay of the presentations and any related materials will be available on the Company’s website following the conclusion of the event.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, interventional urology, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift® and Weck® - trusted brands united by a common sense of purpose.

NOTES ON NON-GAAP FINANCIAL MEASURES

We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP.” In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: adjusted diluted earnings per share, constant currency revenue growth, organic constant currency revenue growth, adjusted gross margin expansion, adjusted operating margin expansion, adjusted tax rate and free cash flow. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, formulate business strategy and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to guidance presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Tables reconciling forecasted 2018 constant currency revenue growth, forecasted 2018 adjusted earnings per share and our goals related to free cash flow growth per year through 2021 to the most directly comparable GAAP measures are set forth above. We have not provided a reconciliation of our goals related to constant currency revenue growth or organic constant currency revenue growth through 2021 to the most directly comparable GAAP measure because future changes in foreign exchange rates over the 2019-2021 period are not reasonably predictable. Similarly, we have not provided a reconciliation of our goals related to expansion of adjusted gross and operating margins or the adjusted tax rate during the three year period through 2021 to the most comparable GAAP measures because, in each case, the calculation of the GAAP measure would involve the addition of items (such as restructuring, restructuring related and impairment items, as well as acquisition, integration and divestiture related items) the occurrence or amount of which over the 2019-2021 period are not reasonably predictable.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share available to common stockholders, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the impact (net of tax) of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; (iii) additional items, such as gains or losses associated with settlements of litigation that do not arise in the ordinary course, or reversal of contingent consideration liabilities ; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax adjustments to eliminate the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits and the filing of amended tax returns with respect to prior tax years and/or tax law changes affecting the Company’s deferred tax liability. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency exchange rates may vary significantly from period to period, and generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of fluctuations that do not reflect our underlying performance or business trends.

Organic constant currency revenue growth: This non-GAAP measure is based upon constant currency revenue growth, further adjusted to eliminate the impact of net revenues from acquired businesses during the first 12 months following the acquisition (for acquired distributors, we make these adjustments only with respect to non-Teleflex products that were previously sold by the distributor and that we continued to sell following the acquisition). We believe this measure facilitates an assessment of the performance of our legacy businesses, exclusive of businesses we acquired during the preceding 12 months.

Adjusted gross and operating margins: These non-GAAP measures are based upon gross margin and operating margin, respectively, adjusted to exclude, depending on the period presented, the impact of (i) restructuring, restructuring related and impairment items; (ii) acquisition, integration and divestiture related items; and (iii) certain additional items, such as relabeling costs and reversals of previously recognized income due to distributor acquisitions. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Adjusted tax rate: This non-GAAP measure is based upon (a) calculating adjusted income from continuing operations by eliminating the effect of the items listed in the discussion of adjusted diluted earnings per share above from income from continuing operations; (b) calculating adjusted taxes on adjusted income from continuing operations by eliminating the tax effect of the items eliminated in calculating adjusted income from continuing operations; and (c) determining the percentage of adjusted income from continuing operations represented by adjusted taxes on adjusted income from continuing operations. The calculation of the adjusted tax rate enables adjustments to appropriately reflect the tax effect of the eliminations made in calculating adjusted income from continuing operations .

Free Cash Flow: This non-GAAP measure is based upon cash flow from continuing operations, adjusted to exclude capital expenditures. Management believes that free cash flow is a useful measure to investors because it facilitates an assessment of funds available to satisfy current and future obligations, pay dividends and fund acquisitions. We also use this financial measure for internal managerial purposes and to evaluate period-to-period comparisons. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations, such as debt service, that are not deducted from the measure.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2018 GAAP and constant currency revenue growth and forecasted 2018 GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, changes in business relationships with and purchases by or from major customers or suppliers; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to integrate acquired businesses into our operations, realize planned synergies and operate such businesses profitably in accordance with our expectations; the inability of acquired businesses to generate revenues in accordance with our expectations; our inability to effectively execute our restructuring programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, sovereign debt issues and the impact of the United Kingdom's vote to leave the European Union; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

CAUTION CONCERNING GOALS AND OBJECTIVES

The goals and objectives set forth in this press release do not constitute forecasts but, as their name implies, constitute aspirational goals established by management with regard to our performance over the 2019-2021 period. Management believes that the goals and objectives are appropriate based on its current view of our business and prospects in advance of the 2019-2021 period, but are subject to a variety of risks, including, among others, those set forth in discussion of forward-looking statements above, as well as the possibility that subsequent developments may lead management to adopt different business plans and strategies than those underlying the goals and objectives described above.

Teleflex, the Teleflex logo, Arrow, Deknatel, Hudson RCI, LMA, Pilling, Rüsch, and Weck are trademarks or registered trademarks of Teleflex Incorporated or its affiliates, in the U.S. and/or other countries.